EXHIBIT 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At June 30, 2012

100% Owned Subsidiaries:

Name of Subsidiary                    State of Organization
Contango Operators, Inc.                Delaware
Contango Venture Capital Corporation        Delaware
Contango Energy Company                Delaware
Conterra Company                    Delaware
Contaro Company                    Delaware
Contango Mining Company                Delaware
Contango Alta Investments                Delaware

Partially Owned Subsidiaries:

Name of Subsidiary                    State of Organization
Replublic Exploration LLC                Delaware
(32.3% owned by Contango Operators, Inc.)